UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
December 7, 2022
ORIGIN BANCORP, INC.
(Exact name of Registrant as specified in its charter)

Louisiana	001-38487	72-1192928
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

500 South Service Road East
Ruston, Louisiana 71270

(Address of principal executive offices including zip code)
(318) 255-2222

(Registrant's telephone number, including area code)
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $5.00 per share	OBNK	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 7, 2022, the Board of Directors (the “Board”) of Origin Bancorp, Inc. (the “Company”) approved the Origin Bank Nonqualified Deferred Compensation Plan (the “DCP”), pursuant to which certain employees, including the Company’s named executive officers, may elect to participate.

Pursuant to the DCP, which will be effective January 1, 2023, participants may make deferral elections with respect to their base salary, bonus or stock units. The Company may make discretionary contributions to the DCP, which contributions will be subject to a vesting schedule. Unless otherwise specified by the Company, such Company-contributions will have a 5-year ratable vesting schedule, subject to acceleration of vesting in the case of a change in control or the participant’s death, disability or retirement. Participants may make individual investment elections that will determine the rate of return on their cash deferral amounts under the DCP. Cash deferrals are only deemed to be invested in the investment options selected. The DCP does not provide any above-market returns or preferential earnings to participants, and, with the exception of Company-contributions, the deferrals and their earnings are always 100% vested. Participants may elect at the time they make their deferral elections to receive in-service and/or separation from service distributions, either as a lump sum payment or in substantially equal annual installments over a period of 5 years or 10 years, respectively. The foregoing summary of the DCP is qualified in its entirety by reference to the full text of the plan, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2022.

On December 7, 2022, the Compensation Committee (the “Committee”) of the Board and the independent members of the Board also approved a special, one-time stock award to Drake Mills, the Company’s President and Chief Executive Officer (the “One-Time Award”), having a value of $10,000,000 and comprised of 129,736 restricted stock units (“RSUs”) and 129,735 performance units (“PSUs”), to be effective as of December 13, 2022, (the “Grant Date”). In exchange for the One-Time Award, Mr. Mills agreed to a 2-year non-competition covenant, in addition to the standard non-solicitation of customers and employees covenant included in the Company’s form of award agreement. In determining the necessity for, and the size and structure of, the One-Time Award, the Compensation Committee and the independent members of the Board reviewed the relevant market benchmarks prepared by the Compensation Committee’s independent advisors and considered, among other factors, the following: (i) the significant value expected to be generated for stockholders if the performance goals are achieved; (ii) the value of other stock awards currently held by Mr. Mills; (iii) Mr. Mills’ contributions and demonstrated leadership for the successful execution of the Company’s growth strategy; and (iv) the critical importance of retaining Mr. Mills.

Pursuant to the One-Time Award, the RSUs shall vest in five approximately equal installments on each of the third, fourth, fifth, sixth and seventh anniversaries of the Grant Date, subject to Mr. Mills’ continued employment with the Company on each respective vesting date, or upon the earlier occurrence of Mr. Mills’ death, disability, termination of employment without cause or resignation for good reason. The PSUs shall be eligible to vest based on achievement of five pre-established stock price hurdles (each, a “Stock Price Hurdle”) during a seven-year performance period (the “Performance Period”). Achievement of each Stock Price Hurdle requires substantial and sustained growth in the Company’s stock price, with each Stock Price Hurdle representing a twenty percent (20%) price appreciation over the 20-day average closing price of the Company’s common stock as of the Grant Date (such that 100% appreciation is required for 100% of the PSUs to vest). Each Stock Price Hurdle must be maintained for twenty consecutive days during the Performance Period. Each of the five tranches of PSUs will vest on the later of the date that the applicable Stock Price Hurdle is achieved (“Achieved RSUs”) or the third, fourth, fifth, sixth and seventh anniversaries of the Grant Date, respectively, subject to Mr. Mills’ continued employment with the Company on each respective vesting date, or upon the earlier occurrence of Mr. Mills’ death or disability. If Mr. Mills’ employment is terminated without cause or he resigns for good reason, then any Achieved RSUs will become fully vested and unearned PSUs will remain outstanding and eligible to vest based on achievement of the Stock Price Hurdle during the Performance Period. The One-Time Award was granted pursuant to, and subject to the terms and conditions of, the Origin Bancorp, Inc. 2012 Stock Incentive Plan and, except as otherwise provided herein, the Company’s form of RSU agreement and PSU agreement, respectively. The foregoing summary of the One-Time Award is qualified in its entirety by reference to the full text of the respective award agreements, which will be filed as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2022.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: December 12, 2022	ORIGIN BANCORP, INC.

By: /s/ William J. Wallace, IV
William J. Wallace, IV
Senior Executive Officer and Chief Financial Officer